Exhibit 10.6

SILVERCREST ASSET MANAGEMENT GROUP INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of August 6, 2015 (the “Grant Date”) among Silvercrest Asset Management Group Inc., a corporation organized under the laws of the State of Delaware (the “Company”), [name] (the “Participant”) and, solely for purposes of Section 3(h) hereof, Silvercrest L.P., (the “Partnership”).

WITNESSETH:

WHEREAS, the Company has adopted the Silvercrest Asset Management Group Inc. 2012 Equity Incentive Plan (the “Plan”) for the benefit of the employees, consultants and directors of the Company, the Partnership and their Affiliates (including, without limitation, Silvercrest Asset Management Group LLC (“SAMG LLC”);

WHEREAS, the Participant is employed by, and performs services for, SAMG LLC; and

WHEREAS, in consideration of the Participant’s employment and continued services to be provided to SAMG LLC, the Committee has authorized the grant of this Award to the Participant of Restricted Stock Units under the Plan, on the terms and conditions set forth in the Plan and in this Agreement;

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Participant hereby agree as follows:

1. Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

2. Award of Restricted Stock Units. Subject to the terms and conditions set forth herein and in the Plan, the Committee hereby grants to the Participant, on the Grant Date set forth above, [number] of Restricted Stock Units. Each Restricted Stock Unit represents the right to receive (i) a “Class B Unit” in the Partnership (as defined in the Partnership Agreement), together with (ii) the accompanying share of Class B common stock of the Company, and such other units or securities as may be substituted for such Class B Units and shares of Class B common stock of the Company pursuant to Section 8 of the Plan (collectively, a “Class B Unit”), subject to the restrictions, terms and conditions set forth in this Agreement, the Plan and the Partnership Agreement.  The Participant’s right to receive the Class B Units under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

3. Restricted Stock Units

a. Vesting of Restricted Stock Units. The Restricted Stock Units will become non-forfeitable and the Risk of Forfeiture shall lapse on the vesting dates (the “Vesting Dates”) and in the proportions described below, provided that the Participant is continuously employed by the Company or an Affiliate from the date hereof through each applicable Vesting Date.

Percentage of Class B Units Vesting	Vesting Date
25%	First Anniversary of Grant Date
25%	Second Anniversary of Grant Date
25%	Third Anniversary of Grant Date
25%	Fourth Anniversary of Grant Date

b. Accelerated Vesting Upon Certain Terminations or Change of Control. If the Participant incurs a Separation from Service (as defined below) as a result of (i) an involuntary termination by the Company or its Affiliates without Cause, (ii) a termination by the Company or its Affiliates by reason of the Participant’s Disability, (iii) retirement in good faith upon mutual agreement by the Company and the Participant, or (iv) the Participant’s death, then, in each case, all Restricted Stock Units unvested as of such date shall become fully and immediately vested. In the event of a Change of Control that constitutes a “change in control event” within the meaning of Code Section 409A, then 100% of the Restricted Stock Units shall vest in full immediately prior to the consummation of such Change of Control, provided that the Participant is continuously employed by the Company or an Affiliate from the date hereof through to the consummation of such Change of Control.

c. Vesting and Payment. Subject to Section 3(d) and (e) below and the other terms and conditions of this Agreement, the Restricted Stock Units shall become vested in accordance with the vesting schedule set forth in Section 3(a) and (b) (but will remain subject to the terms of this Agreement and the Plan), provided that the Participant has not experienced an employment termination prior to each applicable vesting date.  Except as set forth above, there shall be no proportionate or partial vesting in the periods prior to each vesting date and all vesting shall occur only on the applicable vesting date. Subject to the terms of this Agreement and the Plan, the Class B Units shall be delivered and paid to the Participant as soon as practicable following the applicable vesting date, but not later than sixty (60) days thereafter.

d. Condition to Payment. Notwithstanding anything herein to the contrary, as a condition to the receipt of any Class B Unit hereunder, as soon as practicable following the applicable vesting date (but not later than thirty (30) days thereafter), the Participant shall have become a party to the Partnership Agreement, the Stockholders’ Agreement, the Exchange Agreement (as defined in the Partnership Agreement) and the Tax Receivable Agreement (as defined in the Partnership Agreement) and agree to be bound by the terms and conditions of each such agreement with respect to the Class B Units granted hereunder. The Participant acknowledges being provided with a copy of each such agreement.

e. Forfeiture of Restricted Stock Units. Notwithstanding anything herein to the contrary, (A) upon the Participant’s “separation from service,” as defined in Section 409A of the Code and Treas. Reg. Section 1.409A-1(h) from the Company and its Affiliates (a “Separation from Service”) for any or no reason, 100% of any and all unvested portion of the Restricted Stock Units outstanding as of the date of such Separation from Service (other than any unvested Restricted Stock Units that become vested as of the date of such Separation from Service in accordance with Section 3(b)) shall be immediately forfeited and cancelled for no consideration, and shall cease to be outstanding, and (B) upon the Participant’s Separation from Service from the Company and its Affiliates for Cause, 100% of the Restricted Stock Units (whether vested or unvested) outstanding as of the date of such Separation from Service shall be immediately forfeited and cancelled for no consideration, and shall cease to be outstanding.

f. Certain Legal Restrictions. The Plan, this Agreement, the granting, vesting and settlement of the Restricted Stock Units, and any obligations of the Company or the Partnership under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Class B Units are listed.

g. Restriction on Transfer of Restricted Stock Units. No Restricted Stock Units shall be transferable by the Participant other than by will or by the laws of descent and distribution.  Any attempt to transfer the Restricted Stock Units other than in accordance with the expressed terms of the Plan shall be void.

h. During the period commencing on the date of this Agreement and ending on the earliest of, as applicable: (i) the date on which the Class B Units are transferred to the Participant following a Vesting Date, (ii) the date Participant incurs a Separation from Service, (iii) the closing date of a Change of Control that constitutes a “change in control event” within the meaning of Code Section 409A, and (iv) the date of forfeiture of the Restricted Stock Units for any reason, the Participant shall be entitled to receive payments from the Partnership (and the Partnership agrees to pay) in such amounts, and at such times, as the Participant would have received from the Partnership had the Class B Units underlying the Restricted Stock Units been transferred to the Participant on the date hereof.

4. Taxation and Withholding. The Participant shall remit to the Company or an Affiliate an amount sufficient to satisfy federal, state, local or other withholding tax requirements prior to or simultaneously with the settlement of any Restricted Stock Unit granted hereunder. The Participant further acknowledges that the Company and its Affiliates have the right to deduct from payments of any kind otherwise due to the Participant any federal, state, local or other taxes of any kind required by law to be withheld with respect to the grant, vesting or settlement of the Restricted Stock Units. The Committee, acting in its sole discretion, may allow the Participant to satisfy an applicable withholding requirement, in whole or in part, by having the Company or an Affiliate withhold Class B Units to satisfy the Participant’s minimum tax withholding obligations, subject to any restrictions or limitations that the Committee deems appropriate.

5. Representations of the Participant. The Participant represents and warrants to the Company as follows:

a. The Participant is an “accredited investor” as such term is defined in Regulation D promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) because (A) the Participant is a natural person with an individual net worth, or with the Participant’s spouse have a combined net worth, in excess of U.S. $1,000,000 (excluding any equity in the Participant’s primary residence), (B) the Participant is a natural person and had individual income (exclusive of any income attributable to the Participant’s spouse) of more than U.S. $200,000 in the prior two calendar years or joint income with the Participant’s spouse in excess of U.S. $300,000 for each of those years and the Participant reasonably expects to reach the same income level in the current calendar year or (C) the Participant is a “knowledgeable employee” as referred to in Rule 506 under the Securities Act.

b. The Participant is a sophisticated investor, able and accustomed to handling sophisticated financial matters for himself/herself, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his/her investment in the Class B Units and the Participant is capable of bearing the economic risks of such investment and is able to bear a complete loss of his/her investment in the Class B Units.

c. THE PARTICIPANT ACKNOWLEDGES THAT HE/SHE HAS RELIED SOLELY UPON HIS/HER OWN TAX AND OTHER LEGAL ADVISORS CONCERNING THE TAX AND OTHER LEGAL ASPECTS OF AN INVESTMENT IN THE CLASS B UNITS AND THE PARTICIPANT ACKNOWLEDGES THAT NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES HAS MADE REPRESENTATIONS OR WARRANTIES RELATING TO THE TAX OR LEGAL CONSEQUENCES OF AN INVESTMENT IN THE CLASS B UNITS.

6. Section 409A. Payments made pursuant to this Agreement are intended to be exempt from or comply with Section 409A of the Code, and the regulations and other guidance promulgated thereunder (“Section 409A”). The provisions of this section shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement to ensure that the Award is made in a manner that qualifies for exemption from or complies with the provisions of Section 409A(a)(2), (3) and (4) of the Code. The Company makes no representations that this Award will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to this Award. To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). If the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made or provided at the date which is the earlier of (A) the date that is immediately following the date of the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (B) the date of the Participant’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant in a lump sum and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by facsimile or e-mail (upon written confirmation of receipt), (ii) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice in accordance with this Section 7:

If to the Company:	c/o Silvercrest Asset Management Group Inc. 1330 Avenue of the Americas New York, NY 10019 Attn: Office of the General Counsel Telephone: (212) 649-0623 Facsimile: (212) 649-0690

with a copy to:	Proskauer Rose LLP 11 Times Square New York, NY 10036 Attention: Ira G. Bogner, Esq. Telephone: (212) 969-3947 Facsimile: (212) 969-2900

If to the Participant:	[name] [address]

Any party hereto may change such party’s address for notices by notice duly given to the other parties pursuant hereto.

8. Miscellaneous.

a. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time.  The Plan is incorporated herein by reference.  If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

b. No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company or any of its Affiliates to terminate the Participant’s employment at any time, with or without cause, or shall be deemed to create any rights to employment or continued employment. The rights and obligations arising under this Agreement are not intended to and do not affect the Participant’s employment relationship that otherwise exists between the Participant and the Company or any of its Affiliates, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Participant and the Company or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

c. Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

d. No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

e. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

f. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

g. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

h. Entire Agreement. This Agreement, together with the Plan, contains the entire understanding of the parties with respect to the subject matter hereof (other than any other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

i. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against the Participant with respect to this Agreement may be brought in any state or federal court of competent jurisdiction sitting in New York, and by execution and delivery of this Agreement, the Participant accepts for himself or herself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The parties hereby agree to waive their respective rights to trial by jury in connection with any dispute between them arising out of this Agreement. A copy of any process served shall also be mailed by registered mail to the Participant at his or her address referred to in Section 7 hereof, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any person appointed by the Participant refuses to accept service, the Participant hereby agrees that service upon him or her by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Company to bring proceedings against the Participant in the courts of any other jurisdiction.

j. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal legal representatives, successors, trustees, administrators, distributees, devisees and legatees.  The Company may assign to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or any Affiliate by which the Participant is employed, and require such successor to expressly assume and agree in writing to perform, this Agreement.

k. Special Incentive Compensation. The Participant agrees that the award of the Restricted Stock Units hereunder is special incentive compensation and that it, or any other property issued in respect of such Restricted Stock Units will not be taken into account as “salary” or “compensation” or “bonus” in determining the amount of any payment under any pension, retirement or profit-sharing plan of the Company or any life insurance, disability or other benefit plan of the Company, unless specifically provided in the applicable plan.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SILVERCREST ASSET MANAGEMENT GROUP INC.

By:

Name:
Title:

PARTICIPANT

By:
Name:

Executed solely for purposes of Section 3(h) of this Agreement:

SILVERCREST L.P.

By:
Name:
Title:

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